EXHIBIT 99.01
Versant Contact:
Jerry Wong
Chief Financial Officer
Versant Corporation
1-800-VERSANT
650-232-2400

Versant Reports Quarterly Net Income of $0.3 Million
Revenues of $4.0 million for Q4 2011
New Strategic Initiative Announced

Redwood City, California, December 1, 2011 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for its fourth fiscal quarter and fiscal year ended October 31, 2011 and certain other matters.

Results for Fourth Quarter Ended October 31, 2011
For the quarter, Versant reported revenues of $4.0 million compared to $4.4 million for the same quarter last year, representing a decrease of approximately 9%. This decrease was primarily due to lower license revenues resulting from fewer large license transactions for the quarter ended October 31, 2011 compared to the same quarter of the prior fiscal year. One customer accounted for 15% of total revenues in the quarter, whereas two customers accounted for 24% in the same period last year.

Net income for the quarter was $0.3 million and diluted net income per share was $0.10 compared to net income of $0.9 million and diluted net income per share of $0.28 for the fourth quarter of fiscal 2010. The decrease in net income in the fourth quarter of fiscal 2011 compared to the same quarter in fiscal 2010 was largely the result of a decrease in license revenues of $0.4 million and the planned increase in sales and marketing expense of approximately $0.2 million.

Results for Fiscal Year Ended October 31, 2011
Revenues were approximately $16.3 million for the fiscal year ended October 31, 2011 compared to approximately $15.8 million for fiscal year 2010, an increase of approximately 3%. This increase was primarily due to higher license revenues in fiscal 2011. One customer accounted for 12% of total revenues in both fiscal 2011 and fiscal 2010.

Net income for fiscal 2011 was $0.7 million, a decrease of 58% from net income of $1.7 million in fiscal 2010, and diluted net income per share for fiscal 2011 was $0.23 compared to diluted net income per share of $0.48 in fiscal 2010. This decrease in net income primarily resulted from $0.5 million of nonrecurring charges related to the separation of our former CEO and the planned $0.8 million increase in sales and marketing expense.

New Stock Repurchase Program Approved
Versant's Board of Directors has approved a new stock repurchase program. Under the program, Versant is authorized to repurchase up to $5.0 million worth of its outstanding common shares from time to time on the open market, in block trades or otherwise. Whether any such repurchases are made will depend on market conditions, the share price and other factors. The program may be suspended, discontinued or extended at any time and no assurance can be given that any stock repurchases will in fact be made under this program. Any repurchases made under the program are expected to be funded from the Company's working capital.

The new stock repurchase program succeeds Versant's fiscal 2011 repurchase program which expired by its terms on October 31, 2011. Under its fiscal 2011 repurchase program, the Company repurchased a total of 240,629 common shares from December 2010 to October 2011 at an average price of $12.23 per share for a total amount of approximately $3.0 million.

New Strategic Initiative
Versant today announces its strategic 2012 product roadmap, with the objective of extending Versant's ability to support large, distributed systems for new solutions designed to enable enterprises to capitalize on emerging Big Data, real-time application opportunities. Versant plans to make significant investments in Big Data analytics software, including the development of application programming interfaces and server technologies specifically geared toward enhancing the ability of enterprises to ingest and manage vast amounts of structured and unstructured data and analyze very large data sets with near real-time capabilities. Versant anticipates revenues from this initiative beginning in fiscal 2013. (Further information on Versant's new strategic initiative can be found in our press release issued December 1, 2011, “Versant Announces 2012 Strategic Roadmap with Launch of New Long-Term Product Development Plans.”)

Bernhard Woebker, Versant's CEO said: “Over the past decade, Versant has worked closely with many of the world's largest organizations to develop scalable, mission critical enterprise applications. Our new investments will take our technology foundation into new and exciting applications and markets. We believe these efforts can provide the foundation for tomorrow's data driven analytics solutions that are required in order to benefit from the new opportunities in leveraging Big Data for real-time information.”

Board Composition
Versant is pleased to report that Dr. Robert F. Brammer has joined our Board of Directors. Dr. Brammer is a noted technology and security expert and most recently was the Vice-President for Advanced Technology and CTO of Northrop Grumman Information Systems. Dr. Brammer holds a Ph.D. in Mathematics from the University of Maryland. “Dr. Brammer brings to Versant broad knowledge and experience with high performance networking and massive scale information systems. He'll be a valuable addition to our Board of Directors.” said William H. Delevati, Chairman of the Board of Versant Corporation.

Jochen Witte has resigned his position as a Versant director to pursue other interests.

Guidance for Fiscal 2012
“In fiscal 2011, Versant was able to increase its revenues, driven primarily by license revenues, relative to fiscal 2010. For the year ended October 31, 2011, Versant was somewhat short of its revised guidance for net income, primarily as a result of a shortfall of total revenues of approximately $0.3 million as compared to the annual guidance,” said Bernhard Woebker, CEO of Versant Corporation.

The Company currently expects revenues in fiscal 2012 to be at a level similar to that of fiscal 2011. Versant plans to make significant investments in research and development in order to execute on our new strategic initiative to develop dedicated Big Data analytics software. Additional marketing resources are also necessary to make the initiative a success. As a result of these investments, we currently estimate a net loss of approximately $1.7 to $1.9 million for the fiscal year ending October 31, 2012. Versant expects net cash from operating activities for fiscal year 2012 to be minimal.

About Versant Corporation
Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant's solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 150,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Siemens, and the Financial Times as well as the US Government.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding (i) the Company's guidance and forecasts of our future revenues, net loss and net cash from operating activities in fiscal year 2012, (ii) the Company's current expectation that it will continue to increase sales and marketing spending in fiscal 2012, (iii) the Company's plans to make significant investments in Big Data analytics software, and its expectation that it will develop and commercialize solutions resulting from its Big Data analytics product initiative (iv) the Company's anticipation that it may recognize revenues from this initiative beginning in fiscal 2013, and (v) the Company's belief that this new product initiative will enable the Company to market its solutions for new applications and into new markets. Investors are cautioned that any such forward-looking statements are not guarantees of Versant's future performance or other matters and involve significant risks and uncertainties.

There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: the impact of the current downturn in the global economy, which may reduce our customers' revenues and profits and thus dissuade them from making strategic capital purchase decisions for our products and services; our inability to achieve revenue expectations or projected net income levels as a result of the foregoing factors, delays in the sales cycle for our products and services or failure to close key sales transactions; changing market demands or perceptions of our products and technologies; technological and other difficulties that may be encountered in the development of new products or solutions that may delay or potentially prevent the release and commercialization of such products or solutions; acceptance of new products by customers in our targeted markets; the efforts of competitors and general changes in technology standards or platforms that may make our existing and/or new product offerings less competitive and less relevant to potential customers; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions or the general economic downturn; changes in currency exchange rates; the Company's projected increased research and development expense and marketing expense associated with its 2012 product development initiative, and the Company's ability to successfully manage its costs and operations and maintain adequate working capital. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K for the year ending October 31, 2010, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information
Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:
Date:             Thursday, December 1, 2011
Time:             1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:     1-877-941-2068
International:         1-480-629-9712
Conference ID:         4492531
Internet Simulcast*:     http://viavid.net/dce.aspx?sid=00009120
*Windows Media Player needed for simulcast. Simulcast is voice only.
Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.
A replay of the conference call will be available until December 8, 2011.
Replay number US:         1-877-870-5176
International Replay number:     1-858-384-5517
Replay Pass Code**:         4492531
** Enter the playback pass code to access the replay.

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)
(unaudited)

	October 31, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$23,145	$24,911
Trade accounts receivable, net	2,183	3,186
Deferred income taxes	898	884
Other current assets	481	388
Total current assets	26,707	29,369

Property and equipment, net	993	634
Goodwill	8,589	8,589
Intangible assets, net	309	499
Other assets	38	38
Total assets	$36,636	$39,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$152	$164
Accrued liabilities	1,076	1,294
Deferred revenues	2,695	3,022
Total current liabilities	3,923	4,480

Other long-term liabilities	178	205
Total liabilities	4,101	4,685
Commitments and contingencies

Stockholders' equity:
Common stock, no par value, 7,500,000 shares authorized,
2,935,125 issued and outstanding at October 31, 2011,
and 3,213,122 shares issued and outstanding at October 31, 2010	90,055	92,654
Accumulated other comprehensive income	31	43
Accumulated deficit	(57,551)	(58,253)
Total stockholders' equity	32,535	34,444
Total liabilities and stockholders' equity	$36,636	$39,129

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010
Revenues:
License	$2,138	$2,555	$8,896	$8,342
Maintenance	1,805	1,797	7,201	7,331
Professional services	36	20	175	93
Total revenues	3,979	4,372	16,272	15,766

Cost of revenues:
License	54	63	252	279
Amortization of intangible assets	26	73	190	303
Maintenance	364	372	1,475	1,470
Professional services	16	13	85	61
Total cost of revenues	460	521	2,002	2,113

Gross profit	3,519	3,851	14,270	13,653

Operating expenses:
Sales and marketing	1,407	1,251	5,568	4,722
Research and development	954	966	3,921	3,778
General and administrative	717	710	3,810	3,143
Restructuring	—	—	25	39
Total operating expenses	3,078	2,927	13,324	11,682

Income from operations	441	924	946	1,971
Interest and other income, net	52	10	38	150
Income before provision for income taxes	493	934	984	2,121
Provision for income taxes	189	13	282	467

Net income	$304	$921	$702	$1,654

Net income per share:
Basic	$0.10	$0.28	$0.23	$0.48
Diluted	$0.10	$0.28	$0.23	$0.48

Shares used in per share calculation:
Basic	2,947	3,242	3,078	3,411
Diluted	2,963	3,267	3,083	3,444